UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2022
FASTLY, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38897	27-5411834
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

475 Brannan Street, Suite 300
San Francisco, CA 94107
(Address of principal executive offices) (Zip code)
(844) 432-7859
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00002 par value	“FSLY”	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Principal Executive Officer

As previously disclosed on May 4, 2022, Joshua Bixby notified the Board of Directors (the “Board”) of Fastly, Inc. (the “Company”) on April 29, 2022 of his decision to resign as the Company’s Chief Executive Officer and as a member of the Board, effective as of the date of his successor’s appointment. Mr. Bixby’s decision to resign as the Company’s Chief Executive Officer and as a member of the Board is not the result of any disagreement with the Company regarding the Company’s operations, policies or practices.

Appointment of Principal Executive Officer

On August 3, 2022, the Company announced that Todd Nightingale, age 43, had been appointed to serve as the Company’s Chief Executive Officer and as a member of the Board. Mr. Nightingale’s appointment is effective as of, and he is expected to begin serving as the Company’s Chief Executive Officer and a member of the Board on, September 1, 2022. Until that time, Mr. Bixby will remain in his position as the Company’s Chief Executive Officer and member of the Board. Upon joining the Company’s Board, Mr. Nightingale will be designated a Class I director (replacing Mr. Bixby), to serve until our annual meeting of shareholders in 2023 and until a successor has been duly elected and qualified or, if sooner, until his death, resignation or removal.

Mr. Nightingale has served as the Executive Vice President and General Manager of Enterprise Networking and Cloud at Cisco Systems, Inc. since March 2020. From June 2016 to March 2020, Mr. Nightingale served as the Senior Vice President and General Manager of Cisco Meraki. Prior to that he held various roles as a Vice President at Cisco Meraki. Mr. Nightingale holds a Bachelor of Science in electrical engineering and computer science from Massachusetts Institute of Technology as well as a Masters in engineering from Massachusetts Institute of Technology.

In connection with his appointment, on August 1, 2022, Mr. Nightingale entered into a letter agreement with the Company (the “Offer Letter”), providing for an annual base salary of $600,000 and two awards of restricted stock units (“RSUs”), each with a value of $15,000,000, and with the number of RSUs awarded equal to the value of the award divided by the closing market price of the Company’s Class A common stock on August 1, 2022, the date Mr. Nightingale signed the Offer Letter. Such RSUs will be issued pursuant to the Company’s 2019 Equity Incentive Plan, with half of the RSUs subject to time-based vesting over the next four years and half of the RSUs subject to performance-based vesting over the next five years, in each case as further described in the Offer Letter. Mr. Nightingale is eligible for an annual performance-based cash bonus, with a target amount equal to $600,000, pursuant to the Company’s bonus plan. In addition, Mr. Nightingale will receive a one-time signing bonus of $1,000,000 (the “Signing Bonus”). If Mr. Nightingale’s employment is terminated for any reason other than a layoff within the first 12 months of service, the net after-tax amount of the Signing Bonus must be repaid in full. There will be no repayment obligation after the completion of 12 months of service. Mr. Nightingale will be eligible to participate in the Company’s Executive Change in Control and Severance Benefit Plan, a copy of which was filed with the Securities and Exchange Commission as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, subject to certain adjustments described in the Offer Letter.

The foregoing description of the Offer Letter with Mr. Nightingale is qualified in its entirety by reference to the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K. Mr. Nightingale will also enter into an indemnification agreement with the Company in the form previously approved by the Board and filed with the Securities and Exchange Commission.

There are no arrangements or understandings between Mr. Nightingale and any other person pursuant to which Mr. Nightingale was appointed as Chief Executive Officer and as a member of the Board and there are no family relationships between Mr. Nightingale and any director or other executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On August 3, 2022, the Company issued a press release announcing the management changes described in Item 5.02 of this Current Report on Form 8-K, a copy of which is attached as Exhibit 99.1 hereto.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this item of this report.

Item 9.01                   Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Exhibit Description

10.1+	Offer Letter by and between Fastly, Inc. and Todd Nightingale dated August 1, 2022
99.1	Press Release dated August 3, 2022
104	Cover Page Interactive Data File (embedded within the inline XBRL document)
+ Indicates management contract or compensatory plan.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FASTLY, INC.

Dated:	August 3, 2022	By:	/s/ Ronald W. Kisling
Ronald W. Kisling
Chief Financial Officer